Exhibit 3.1 Articles of Amendment

Articles of Amendment
To
Articles of Incorporation of

C & G DEC CAPITAL, INC.
(Name of Corporation as currently filed with the Florida Dept. of State)

K11946
(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

ENERGIZ RENEWABLE. INC.

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

Title	Name	Address	Type of Action

Director	Richard H. Tanenbaum	11113Potomac Crest Drive	Remove
Potomac, M D 20854

Director	David Brown	R/3 Hanesiim Street	Add
Raanana. Israel 43583 Israel

The date of each amendment(s) adoption: February 12. 2010

Effective date if applicable: February 12, 2010

Adoption of Amendment(s)

The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

Dated February 22. 2010

Signature /s/Edward T. Whelan
Edward T. Whelan
Director

FILED
2010 FEB 24 PM12:36
SECRETARY OF STATE
TALLAHASSEE, FLORIDA